Exhibit T3A-14.1

ADB
FILED
CERTIFICATE OF AMENDMENT TO THE	JUL 26 1988
CERTIFICATE OF INCORPORATION OF	JANE BURGIO
BOARDWALK REGENCY CORPORATION	Secretary of State
0461784

To:	The Secretary of State

State of New Jersey

Pursuant to the provisions of Section 14A:9–2 (4) and Section 14A:9–4 (3), Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Certificate of Incorporation:

1. The name of the Corporation is Boardwalk Regency Corporation.

2. The following amendment to the Certificate of Incorporation were approved by the directors and thereafter duly adopted by the shareholders of the Corporation on the 21st day of June, 1988.

RESOLVED, that Article Seventh of the Certificate of Incorporation is amended to read as follows:

“SEVENTH: The New Jersey Casino Control Commission (hereafter in this Certificate referred to as the “Commission”) shall have the right of prior approval of any and all transfers of the Corporation’s securities, shares or other interests in the Corporation as said terms are defined in the “Casino Control Act”, and the Corporation shall have the absolute right to repurchase, at the market price or the purchase price, whichever is the lesser, any security, share or other interest in the

Corporation in the event that the Commission disapproves a transfer in accordance with the provisions of the “Casino Control Act”. Without limiting the foregoing, the sale, assignment, transfer, pledge or other disposition of any security issued by the Corporation is conditional and shall be ineffective if disapproved by the Commission. Every security issued by the Corporation shall bear on both sides of the Certificate evidencing such security, a statement of the restrictions imposed by the provision.

The Corporation shall exercise its right to repurchase any security as to which the Commission disapproved a transfer, within ten (10) days after receipt of notice of said disapproval from the Commission;

To the extent that the continued holding of any security of the Corporation by the holder would result in the Corporation being no longer qualified to continue as a casino licensee in the State of New Jersey, the Corporation shall have the absolute right to repurchase the securities held by said holder at the lesser of the price paid by said holder for said securities or the market price.”

3. The number of shares outstanding at the time of the adoption of the amendment was One Hundred (100). The total number of shares entitled to vote thereon was One Hundred (100).

4. The number of shares voting for and against such amendment is as follows:

NUMBER OF SHARES VOTING FOR AMENDMENT	NUMBER OF SHARES VOTING AGAINST AMENDMENT
100	0

Dated this 21st day of July, 1988.

BOARDWALK REGENCY CORPORATION

By:	/s/ Robert E. Reilert
Robert E. Reilert
Vice President/General Cousel